Free Writing Prospectus

VanEck Merk Gold ETF

2025-05-06 VanEck Email

0001546652

Pursuant to 433/164

333-274643

Why OUNZ Now? Hi Fellow Investor, In my recent conversations, I've been surprised by how many investors aren't following gold this year . To test, I ran a quick Twitter poll . You can check the results — or just take my word : a lot of people are overlooking a real opportunity . The good news is that it's not too late. If you're looking to invest in gold now, I would recommend considering the VanEck Merk Gold ETF ( OUNZ ), the only ETF that allows investors to hold gold through an ETP with the option to take physical delivery of gold to your home. I invite you to learn more by visiting the page below. Regards, Jan van Eck Chief Executive Officer Enjoying this email? Share with a Friend Follow Us

Important Disclosure For Financial Professional Use Only. Not for Distribution to the Public. This content is intended for educational purposes only. Please note that the availability of the products mentioned may vary by country, and it is recommended to check with your local stock exchange. This is not an offer to buy or sell, or a recommendation to buy or sell any of the securities, financial instruments or digital assets mentioned herein. The information presented does not involve the rendering of personalized investment, financial, legal, tax advice, or any call to action. Certain statements contained herein may constitute projections, forecasts and other forward - looking statements, which do not reflect actual results, are for illustrative purposes only, are valid as of the date of this communication, and are subject to change without notice. Actual future performance of any assets or industries mentioned is unknown. Information provided by third party sources are believed to be reliable and have not been independently verified for accuracy or completeness and cannot be guaranteed. VanEck does not guarantee the accuracy of third - party data. The information herein represents the opinion of the author(s), but not necessarily those of VanEck or its other employees. VanEck Merk Gold ETF Disclosures The material must be preceded or accompanied by a p rospectus. Before investing you should carefully consider the VanEck Merk Gold Trust's (the “Trust") investment objectives, risks, charges and expenses. Please read the p rospectus carefully before investing. Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for the purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are intended to reflect the price of the gold held in the Trust, the market price of the shares is subject to fluctuations similar to those affecting gold prices. Additionally, shares of the Trust are bought and sold at market price, not at net asset value (“NAV"). Brokerage commissions will reduce returns. The request for redemption of shares for gold is subject to a number of risks including but not limited to the potential for the price of gold to decline during the time between the submission of the request and delivery . Delivery may take a considerable amount of time depending on your location . This content is published in the United States for residents of specified countries. Investors are subject to securities and tax regulations within their applicable jurisdictions that are not addressed on this content. Nothing in this content should be considered a solicitation to buy or an offer to sell shares of any investment in any jurisdiction where the offer or solicitation would be unlawful under the securities laws of such jurisdiction, nor is it intended as investment, tax, financial, or legal advice. Investors should seek such professional advice for their particular situation and jurisdiction. Commodities and commodity - index linked securities may be affected by changes in overall market movements and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Trust shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of Trust shares relates directly to the value of the gold held by the Trust (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. The Trust does not generate any income, and as the Trust regularly issues shares to pay for the Sponsor's ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves significant risk, and you could lose money on an investment in the Trust. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus. The sponsor of the Trust is Merk Investments LLC (the “Sponsor"). Van Eck provides marketing services to the Trust. 0 2025 Merk Investments LLC 0 2025 Van Eck Associates Corporation All trademarks, service marks or registered trademarks are the property of their respective owners. All investing is subject to risk, including the possible loss of the money you invest. As with any investment strategy, there is no guarantee that investment objectives will be met and investors may lose money. Diversification does not ensure a profit or protect against a loss in a declining market. Past performance is no guarantee of future results. Email Preferences and Privacy Policies This email was sent to Privacy Policy | Manage Preferences 0 2025 Van Eck Securities Corporation, Distributor, a wholly owned subsidiary of Van Eck Associates Corporation / 666 Third Avenue / New York, NY 10017 / 800.826.2333